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                                                                  EXHIBIT (10k.)


                          NORTHWEST NATURAL GAS COMPANY


                         EXECUTIVE ANNUAL INCENTIVE PLAN










                                                                      As amended
                                                       effective January 1, 2000


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                         EXECUTIVE ANNUAL INCENTIVE PLAN


                  This amended Executive Annual Incentive Plan (the "Plan") is executed by Northwest Natural Gas Company, an Oregon corporation (NNG), effective January 1, 1996.

                               I. PURPOSE OF PLAN

                  1.0 The success of NNG is dependent upon its ability to attract and retain the services of key executives of the highest competence and to provide incentives for superior performance. The purpose of the plan is to advance the interests of NNG and its shareholders through an incentive compensation program that will attract and retain key executives and motivate them to achieve performance goals.

                                II. TYPE OF PLAN

                  2.0 This Plan is intended to be and shall be administered by NNG as an income tax nonqualified plan primarily for the purpose of providing compensation for a "select group of management or highly compensated employees" within the meaning of Sections 201(2), 301(a)(3), and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended.

                               III. PARTICIPATION

                  3.0 All executive officers of the company and any other highly compensated employees as designated by the Board of Directors are eligible to participate in the Executive Annual Incentive Plan.
                  3.1 Each calendar year, NNG's Organization and Executive Compensation Committee (the "Committee") shall determine whether NNG's chief executive officer and other eligible officers shall participate in the Plan. Such participating employees shall be referred to as "Participants."


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EXECUTIVE ANNUAL INCENTIVE PLAN             As amended effective January 1, 2000
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                           IV. INCENTIVE COMPENSATION

                  4.0 Each Participant's potential total incentive compensation consists of two components, a corporate performance award and an individual performance award.

                  4.1 The total incentive compensation award ("Award") consists of:
                  (a)      Base salary
                           x Corporate performance rating
                           x Corporate allocation percentage
                           x Target percentage;
                  plus,

                  (b) Base salary x Individual performance rating x Individual allocation percentage x Target percentage.
                  4.2 There shall be no incentive compensation award under the Plan for any Plan Year in which net income shall be less than dividends payable on the preferred, preference and common stock.

                                 V. DEFINITIONS

Corporate Allocation Percentage
-------------------------------

                  5.0 The corporate allocation percentage reflects the Participant's contribution to corporate performance. The difference between this percentage and 100% is the individual allocation percentage. The ratio will be determined annually by the Committee.


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EXECUTIVE ANNUAL INCENTIVE PLAN             As amended effective January 1, 2000
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Corporate Performance Matrix
----------------------------
                  5.1 At the beginning of each fiscal year ("Plan Year"), a corporate performance matrix shall be submitted to the Committee for approval. The vertical axis represents the average of the corporate performance goals. The horizontal axis represents the percentage attainment of the earnings plan.
                  5.1.1 Should unexpected deviations in corporate goals occur in the course of the Plan Year that produce distortions in the application of the matrix, the Committee may adjust the matrix to correct the distortions. Individual Performance Rating
-----------------------------
                  5.2 The Participant's individual performance rating is determined by the executive's performance evaluation by his superior officer as approved by the C.E.O. If the Participant's individual rating is less than .5 on a scale of 0 to 1.5, he shall receive no Award.
Target Percentage
                  5.3 The target percentage is the percentage of Base salary determined by the Committee to be appropriate for each Participant.
Calculation of the Award
------------------------
                  5.4 The Committee shall calculate the Award for each Participant for a Plan Year no later than two months after the end of the
Plan Year. In the event of a change in job position during the year, the Committee may, in its discretion, increase or decrease the amount of a Participant's Award to reflect such change.
Right to Receive Award
----------------------
                  5.5 A Participant must continue employment with NNG until the end of the Plan Year in order to be entitled to receive the Participant's Award in accordance with the terms of the Plan. This shall not be a guarantee of employment and such employment may be terminated by either party to the employment relationship at any time and for any reason which does not violate any preexisting law or other agreement, if any, between the parties. If a Participant's employment with NNG or its subsidiaries is terminated prior to the


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EXECUTIVE ANNUAL INCENTIVE PLAN             As amended effective January 1, 2000
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end of the Plan Year for a reason other than death, disability, or retirement, the Participant shall not be entitled to any payment of an Award for that Plan Year. If a Participant's employment with NNG is terminated prior to the end of the Plan Year due to death, disability, or retirement, the Committee, in its sole discretion, shall determine whether the Participant or the Participant's beneficiary or estate shall be entitled to receive payment of a portion of the Participant's Award for the Plan Year.

                               VI. ADMINISTRATION

                  6.0 The Plan shall be administered by the Committee. The Committee shall have the exclusive authority and responsibility for all matters in connection with the operation and administration of the Plan. The Committee's powers and duties shall include, but shall not be limited to, the following:
                  (a) Responsibility for the compilation and maintenance of all records necessary in connection with the Plan;
                  (b) Subject to the Board of Directors approval authorizing the payment of all benefits and expenses of the Plan as they become payable under the Plan; and
                  (c) Authority to engage such legal, accounting, and other professional services as it may deem proper.
                  6.1 Decisions by the Committee shall be final and binding upon all parties affected by the Plan, including the beneficiaries of Participants.
                  6.2 The Committee may rely on information and recommendations provided by management. The Committee may delegate to management the responsibility for decisions that it may make or actions that it may take under the terms of the Plan, subject to the Committee's reserved right to review such decisions or actions and modify them when necessary or appropriate under the circumstances. The Committee shall not allow any employee to obtain control over decisions or actions that affect that employee's Plan benefits.


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EXECUTIVE ANNUAL INCENTIVE PLAN             As amended effective January 1, 2000
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                               VII. MISCELLANEOUS

Nonassignability of Benefits
-----------------------------
                  7.0 A Participant's benefits under the Plan cannot be sold, transferred, anticipated, assigned, hypothecated, seized by legal process, subjected to claims of creditors in any way, or otherwise disposed of. Governing Law
                  7.1 This Plan and any amendments shall be construed, administered, and governed in all respects in accordance with applicable federal law and the laws of the State of Oregon.
No Right of Continued Employment
--------------------------------
                  7.2 Nothing in the Plan shall confer upon any person the right to continue in the employ of NNG or interfere in any way with the right of NNG to terminate the person's employment at any time.
Withholding Taxes
-----------------
                  7.3 NNG shall withhold any taxes required by law to be withheld in connection with payment of an Award under this Plan.

                             VIII. CLAIMS PROCEDURE
Initial Claim
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                  8.0 Any person claiming an Award under this Plan ("Claimant")
shall  present a claim in writing to the C.E.O.
Decision on Initial Claim
-------------------------
                  8.1 (a) Time Period for Denial Notice. A decision shall be
                          -----------------------------
made on the claim as soon as practicable and shall be communicated in writing by the C.E.O. to the Claimant within a reasonable period after receipt of the claim by the C.E.O. In no event shall the decision on an initial claim be given more than 90 days after the date the claim was filed, unless special circumstances require an extension of time for processing. If there is an extension, the Claimant shall be notified of such within 90 days of the date the claim was


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EXECUTIVE ANNUAL INCENTIVE PLAN             As amended effective January 1, 2000
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filed. The extension notice shall indicate the special circumstances and the date by which a decision is expected. The extension shall not exceed 90 days from the end of the initial response period.
                  8.1 (b) Contents  of  Notice.  If the claim is wholly or
                          --------------------
partially  denied the notice of denial shall indicate:
                  (1) The specific reasons for the denial;
                  (2) The specific references to pertinent Plan provisions on which the denial is based;
                  (3) A description of additional material or information necessary for the Claimant to perfect the claim and an explanation of why such material or information is necessary; and
                  (4) An explanation of the Plan's claim review procedure.
                  8.1 (c) Deemed Denied.  If written notice of the decision
                          -------------
wholly or partially denying the claim has not been furnished within 90 days after the claim is filed or there has been an extension and no notice of a decision is furnished by the end of the extension period, and if the claim has not been granted within such period, the claim shall be deemed denied for purposes of proceeding to the review stage.
Review of Denied Claim
----------------------
                  8.2 If a Claimant receives a notice of denial, or if his or her claim is deemed denied pursuant to paragraph 8.1, the Claimant may request a review of the claim. The request for review is made by personally delivering or mailing a written request for review, prepared by either the Claimant or his or her authorized representative, to the Committee. The Claimant's request for review must be made within 60 days after receipt of the notice of denial or the date on which the claim is deemed denied if no notice is received. If the written request for review is not made on a timely basis, the Claimant shall be deemed to have waived his or her right to review. The Claimant or his or her duly authorized representative may, at or after the time of making the request, review all pertinent documents and submit issues and comments in writing.


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EXECUTIVE ANNUAL INCENTIVE PLAN             As amended effective January 1, 2000
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Decision on Review
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                  8.3 A decision on review shall be made and furnished by the
Committee in writing to the Claimant within 60 days of receipt of the request for review. If special circumstances require an extension of time for processing (such a decision by the Committee, within its sole discretion to conduct a hearing), a decision shall be made and furnished to the Claimant not later than 120 days after such receipt. If an extension is required, the Claimant shall be notified of such within 60 days after the request for review was filed. The written decision shall include the reasons for such decision with reference to the provisions of the Plan upon which the decision is based. The decision shall be final and binding upon the Claimant and NNG and its subsidiaries and all other persons involved.
                  8.3.1 The scope of any subsequent review of the benefit claim, judicial or otherwise, shall be limited to a determination as to whether the Committee acted arbitrarily or capriciously in the exercise of its discretion.
In no event shall any such further review be on a de novo basis as the Committee has discretionary authority to determine eligibility for benefits and to construe the terms of this Plan.

                          IX. AMENDMENTS AND TERMINATION

                  9.0 The Board has the power to terminate this Plan at any time or to amend this Plan at any time and in any manner that it may deem advisable.

                  IN WITNESS WHEREOF this Plan was duly amended on the 24th day of February 2000, effective January 1, 2000.

                                        NORTHWEST NATURAL GAS COMPANY

                                        By: /s/ Richard G. Reiten
                                           ------------------------------------

                                            Richard G. Reiten
                                            President & C.E.O.